UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2017

NORTHERN TRUST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-36609	36-2723087
(Commission File Number)	(IRS Employer Identification No.)

50 South LaSalle Street, Chicago, Illinois	60603
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (312) 630-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 25, 2017, the Board of Directors (the “Board”) of Northern Trust Corporation (the “Corporation”) approved the issuance to each officer of the Corporation or its subsidiaries party to an Employment Security Agreement (Tier 1) or an Employment Security Agreement (Tier 2) (collectively, the “Employment Security Agreements”) with the Corporation, including each of the Corporation’s named executive officers, a notice of termination of such agreement. Each Employment Security Agreement provides for certain separation benefits in the event the officer party to such agreement experiences a qualifying termination of employment in connection with a change in control of the Corporation. Under the terms of the Employment Security Agreements, the Corporation is required to provide written notice of the termination thereof at least two years in advance of the effective date of such termination. The notice of termination approved by the Board on April 25, 2017, is expected to be provided to each officer party to an Employment Security Agreement on or before June 1, 2017. Upon the effective date of the termination of the Employment Security Agreements, each officer party to an Employment Security Agreement (Tier 2), including William L. Morrison, is expected to become a participant in the Northern Trust Corporation Key Officer Change in Control Severance Plan (the “Key Officer CIC Severance Plan”) and each officer party to an Employment Security Agreement (Tier 1), including each of the Corporation’s other named executive officers, is expected to become a participant in the Northern Trust Corporation Executive Change in Control Severance Plan (the “Executive CIC Severance Plan” and, together with the Key Officer CIC Severance Plan, the “CIC Severance Plans”), in each case provided that the applicable officer remains employed with the Corporation or its subsidiaries in his or her current position through such date.

The CIC Severance Plans provide participating officers with certain payments and benefits upon a qualifying termination of employment within two years following a “change in control” (as defined in the CIC Severance Plans) of the Corporation. In the event the employment of any of the participating officers is terminated by the Corporation without “cause” or by the participating officer for “good reason” (each as defined in the CIC Severance Plans) during such two-year period, such participating officer is entitled to receive: (i) a lump sum payment equal to two times (or three times for the Corporation’s Chief Executive Officer or 1.5 times for participants in the Key Officer CIC Severance Plan) the sum of (a) the participating officer’s annual salary in effect on the date of employment termination or, if higher, the date of the change in control and (b) the average of the participating officer’s awards under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination or, if higher, the date of the change in control; (ii) a lump sum payment of a prorated portion of the average amounts paid to the participating officer under the Corporation’s cash incentive plans for the last three fiscal years of participation in such plans prior to the date of termination or, if higher, the date of the change in control, less any amounts paid to the participating officer under those plans with respect to completed performance periods occurring in the year the participating officer’s employment terminates; and (iii) an amount equal to the monthly welfare premiums for certain welfare benefit plans in which the participating officer participated as of the change in control and subsequent termination of employment (less the active employee rates for such coverage) multiplied by 24 (or 36 for the Corporation’s Chief Executive Officer or 18 for participants in the Key Officer CIC Severance Plan). The severance benefits payable under the CIC Severance Plans are in lieu of any other severance benefits under any severance plan, policy or arrangement maintained by the Corporation, including the Employment Security Agreements.

Consistent with the Corporation’s prior decision to eliminate gross-up payments for the excise taxes that may be levied on “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended), the CIC Severance Plans provide that in the event any payment to an officer is determined to be an excess parachute payment, such payment must either be reduced such that no portion thereof is subject to excise tax or, if it would be more favorable to the officer to whom the payment is due on an after-tax basis, the officer must pay the applicable excise tax without any assistance from the Corporation or its affiliates.

The CIC Severance Plans provide that all severance payments and obligations of the Corporation are subject to receipt of a signed and irrevocable release agreement relating to certain legal claims and liabilities against the Corporation or its affiliates.

The foregoing description of the CIC Severance Plans is qualified in its entirety by the full text of the Executive CIC Severance Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein, and the full text of the Key Officer CIC Severance Plan, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

Exhibits.

10.1    Northern Trust Corporation Executive Change in Control Severance Plan

10.2    Northern Trust Corporation Key Officer Change in Control Severance Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTHERN TRUST CORPORATION
(Registrant)

Dated:	April 28, 2017	By:	/s/ Stephanie S. Greisch
Stephanie S. Greisch
Executive Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Number	Description
10.1	Northern Trust Corporation Executive Change in Control Severance Plan

10.2	Northern Trust Corporation Key Officer Change in Control Severance Plan